UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 19, 2012
Date of Report (Date of earliest event reported)

COMMUNITY PARTNERS BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	000-51889	20-3700861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Highway 35 South, Middletown, New Jersey		07748
(Address of principal executive offices)		(Zip Code)

(732) 706-9009 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New SERP Agreements.  On January 19, 2012, Two River Community Bank (the “Bank”), the Registrant’s wholly owned subsidiary, entered into supplemental executive retirement agreements (the “2012 SERP Agreements”) with each of A. Richard Abrahamian and Robert C. Werner, to provide nonqualified retirement benefits to the participants.  Under the 2012 SERP Agreements, upon Messrs. Abrahamian and Werner attaining age 65, each is entitled to an annual benefit of $71,000.  The foregoing benefits commence within 30 days after a participant attains their specified age and are paid in monthly installments for 15 years.

In addition to the foregoing, the 2012 SERP Agreements also provide for the following benefits, which are payable upon the following events, commence at the following times, and are paid in the following forms:

•
In the event that a participant separates from service prior to age 65 for reasons other than death, disability, an involuntary termination for cause, or a change in control, the participant is entitled to an annual benefit based on his age at the time he separates from service ($3,934 and $4,701 for Messrs. Abrahamian and Werner, respectively, as of December 31, 2012), commencing within 30 days after he separates from service and paid in monthly installments for 15 years;

•
In the event that a participant becomes disabled while in active service prior to age 65, the participant is entitled to an annual benefit based on his age at the time he becomes disabled ($7,831 and $8,552 for Messrs. Abrahamian and Werner, respectively, as of December 31, 2012), commencing within 30 days after he attains age 65 and paid in monthly installments for 15 years;

•
In the event that a participant dies while in active service prior to age 65, the participant is entitled to a benefit based on his age at the time of his death ($431,576 and $457,728 for Messrs. Abrahamian and Werner, respectively, as of the date of the 2012 SERP Agreements), paid in a lump sum within 90 days after receipt by the Bank of the Executive’s death certificate; and

•
In the event that a change in control occurs while a participant is a full-time employee, the participant is entitled to an annual benefit based on his age at the time of the change in control ($43,485 and $46,120 for Messrs. Abrahamian and Werner, respectively, as of the date of the 2012 SERP Agreements), commencing within 30 days after he separates from service and paid in monthly installments for 15 years.

If the Bank terminates Mr. Abrahamian’s or Mr. Werner’s employment for Cause (as defined in the 2012 SERP Agreements), then he is not entitled to any benefits under the terms of his 2012 SERP Agreement.

Payments from the 2012 SERP Agreements due upon a participant’s termination of employment may be delayed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

The 2012 SERP Agreements will be filed as exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011.

SERP Amendment.  On January 19, 2012, the Supplemental Executive Retirement Program Agreement for William D. Moss, President and Chief Executive Officer of CPB (the “Moss SERP”) was amended effective on that date to increase the annual benefit payable to Mr. Moss, upon attaining age 65, from $50,000 to $100,000 and to increase the other benefits payable thereunder as follows.

•
The annual benefit that he receives in the event that he separates from service prior to age 65 for reasons other than death, disability, an involuntary termination for cause, or a change in control, based on his age at the time he separates from service, has been increased to $14,457 as of December 31, 2011;

•
The annual benefit that he receives in the event that he becomes disabled while in active service prior to age 65, based on his age at the time he becomes disabled, has been increased to $28,401 as of December 31, 2011;

•
The death benefit that his estate is entitled to in the event that he dies while in active service prior to age 65, based on his age at the time of his death, has been increased to $639,238 as of December 31, 2011; and

•
The annual benefit that he receives in the event that a change in control occurs while he is a full-time employee, based on his age at the time of the change in control, has been increased to $66,461 as of December 31, 2011.

Change in Control Agreements.

On January 19, 2012, A. Richard Abrahamian, Alan B. Turner and Robert C. Werner each entered into amendments (the “Amendments”) to their respective change in control agreements with the Bank and the Registrant (the “CIC Agreements”). The Amendments eliminated the ability of the Registrant and the Bank to terminate the CIC Agreements on May 31, 2012.  These agreements expire on May 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY PARTNERS BANCORP

Dated:	January 19, 2012	By:	/s/ A. Richard Abrahamian
A. Richard Abrahamian Executive Vice President & Chief Financial Officer